EXHIBIT 10.24

PHYSICIANS HEALTH MANAGEMENT GROUP, INC

CONSULTING AND PROFESSIONAL SERVICES AGREEMENT

This Consulting and Professional Services "Agreement") is made and entered into effective as of May 1, 2010 ("Effective Date") by and between Physicians Health Management Group, Inc, a Nevada corporation hereinafter referred to as "PHMG" or the "Company" and NextPath Partners, LLC, a Florida limited liability Company located at 1570 S. Treasure Dr., North Bay Village, FL 33141, hereinafter referred to as “Consultant.”

WHEREAS, The Company wishes to engage the services of Consultant to perform certain consultation and professional services regarding corporate level marketing and advertising services to the Company; and

WHEREAS, Consultant desires to enter into this Agreement and perform these services as a consultant for the Company and is willing to do so the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises and conditions contained in this Agreement, the Parties agree as follows:

STATUS OF CONSULTANT

1. This Agreement does not constitute a hiring by either Party. It is the Parties' intention that Consultant shall have an Independent Contractor status and not be an employee for any purposes, including, but not limited to, the application of the Federal Insurance Contribution Act, the Social Security Act, the Federal Unemployment Tax Act, the provisions of the Internal Revenue Code, the State Revenue and Taxation Code relating to income tax withholding at the source of income, the Workers' Compensation Insurance Code 401(k) and other benefit payments and third party liability claims. Consultant shall retain sole and absolute discretion in the manner and means of carrying out its activities and responsibilities under this Agreement. This Agreement shall not be considered or construed to be a partnership or joint venture, and the Company shall not be liable for any obligations incurred by Consultant unless specifically authorized in writing. Consultant shall not act as an agent of the Company, ostensibly or otherwise, nor bind the Company in any manner, unless specifically authorized to do so in writing.

SCOPE OF SERVICES

2. Consultant agrees to devote as much time, attention, and energy as necessary to complete or achieve the following:

A. Perform all corporate level marketing and marketing support services to the Company and to all entities affiliated with the Company, which shall include creating, directing and overseeing:

•	Prepare and get approval for annual marketing budget

•
Develop and launch Physhield website — Develop specifications for the core website and modules, plan site navigation, page design and layout, research, write and edit all copy on the site including whitepapers and digital forms, select all images, coordinate with website developer. Update content and coordinate with developer on future enhancements.**

•	Redesign Phyhealth website, incorporating new branding, from Physicians Healthcare Management Inc. to Phyhealth Corp., and most of the same functions as Physhield website.

•
Develop concepts for Physhield sales and marketing collateral materials - brochures, print and electronic mailers and sales sheets: write and edit text, select images and work with artists to produce.**

•	Plan, schedule and execute multi-channel marketing campaigns. Purchase media. Test, track and evaluate response.

•	Develop corporate branding for Physhield and produce letterhead, envelopes, business cards, pocket folders, PowerPoint presentation templates etc. as needed.

•	Research, develop and purchase prospect lists for direct mail, email and telemarketing campaigns.

•
Support the efforts of managing general agent(s) and brokers in producing and updating product training and sales materials and prospect lists and profiles. Develop sales presentations and webinars, as needed.

•	Assist with Physhield product development.

•	Plan annual conference, trade show and meeting schedule and budget and update any materials, such as banners and signage needed for those events.
______________
** These items have already been completed

2.1. Consultant shall additionally perform any and all tasks and duties associated with the Scope of Work set forth above, including but not limited to; work already being performed or related changes in the work.

2.2. The books and records related to the Scope of Work set forth in this Agreement shall be maintained by the Consultant at the Consultant's principal place of business and open to inspection by Company during regular business hours. Documents and records to which Company will be entitled to inspect include, but are not limited to, any and all contract documents; work papers, manuals, advertising and promotional materials, customer lists, written communications, including electronic communications such as email, and work authorized by Consultant or Company on existing or potential projects related to this Agreement ("Records"). Consultant hereby agrees that all such Records created or used by Consultant on behalf of the Company in connection with the Scope of Services to be performed by Consultant shall remain the exclusive property of the Company and shall immediately be returned to the Company upon termination of this Agreement. Consultant further agrees to fully and promptly disclose in writing to the Company, all work, ideas, inventions, discoveries, process and improvements, computer programs, specifications, operating instructions, notes and all other such documentation (whether or not patentable) created, conceived, or first reduced to practice by the Consultant, alone or with others all of which shall be considered works created for hire and shall be considered the exclusive property of the Company.

2.3. Consultant shall be responsible to the management of Company, but Consultant will not be required to follow or establish a regular or daily work schedule. Consultant will not rely on the equipment or offices of Company for completion of tasks and duties set forth pursuant to this Agreement. Any advice given to Consultant regarding the Scope of Work shall be considered a suggestion only, not an instruction. Company retains the right to inspect, stop, or alter the work of Consultant to assure its conformity with this Agreement.

COMPENSATION

3. As consideration for the Scope of Services to be performed by Consultant, the Company agrees to pay to the Consultant a monthly fee in the amount of $7,500 per month. Each monthly payment shall be due in advance by the 1st day of every month in which payment is due under the Term and shall be payable to:

NextPath Partners, LLC
1570 S. Treasure Drive
North Bay Village, FL 33141

The stated compensation amount shall not include cost for any travel outside of the South Florida region within a 50 mile radius; such travel related costs will be pre-approved and billed to the Company separately as set forth below, unless paid for directly by the Company.

NOTICE CONCERNING WITHHOLDING OF TAXES

4. Consultant recognizes and understands that it will receive an IRS 1099 statement and related tax statements, and will be required to file corporate and/or individual tax returns and to pay taxes in accordance with all provisions of applicable Federal and State law. Consultant hereby promises and agrees to indemnify the Company for any damages or expenses, including attorney's fees, and legal expenses, incurred by the Company as a result of Consultant's failure to make such required payments.

AGREEMENT TO WAIVE RIGHTS TO BENEFITS

5. Consultant hereby waives and foregoes the right to receive any benefits given by Company to its regular employees, including, but not limited to, health benefits, and vacation and sick leave benefits, profit sharing plans, such as401 (k) plans. This waiver is applicable to all non-salary benefits which might otherwise be found to accrue to the Consultant by virtue of its services to Company, and is effective for the entire duration of Consultant's agreement with Company. This waiver is effective independently of Consultant's employment status as adjudged for taxation purposes or for any other purpose.

TERMINATION

6. This Agreement shall be effective as of May 1, 2010 and shall continue until April 30, 2011 ("Term") unless earlier terminated by either party. Either party may terminate this Agreement prior to the end of the Term by either party giving thirty (30) days written notice to the other. Should the Company terminate the Agreement before the end of the Term, Consultant shall be entitled to an amount equivalent to three monthly payments.

NON-DISCLOSURE OF TRADE SECRETS, CUSTOMER LISTS AND OTHER PROPRIETARY INFORMATION

7. Consultant agrees not to disclose or communicate, in any manner, either during or after Consultant's agreement with Company, proprietary information about Company, its operations, clientele, or any other proprietary information, that relate to the business of Company including, but not limited to, the names of its customers, its marketing strategies, operations, or any other information of any kind which would be deemed confidential, a trade secret, a customer list, or other form of proprietary information of Company. Consultant acknowledges that the above information is material and confidential and that it affects the profitability of Company. Consultant understands that any breach of this provision, or that of any other Confidentiality and Non-Disclosure Agreement, is a material breach of this Agreement. To the extent Consultant feels it needs to disclose confidential information, it may do so only after obtaining written authorization from an officer of the Company.

NON- SOLICITATION COVENANT

8. Consultant shall not, during the Agreement and for a period of one year immediately following termination of this Agreement, either directly or indirectly, call on, solicit, or take away, or attempt to call on, solicit, or take away. any customers or clients of the Company on whom Consultant called or became acquainted with during the terms of this Agreement, either for its own benefit, or for the benefit of any other person, firm, corporation or organization.

NON-RECRUIT COVENANT

9. Consultant shall not, during this Agreement and for a period of one year immediately following termination of this agreement, either directly or indirectly, recruit any of Company's employees for the purpose of any outside business.

RETURN OF PROPERTY

10. On termination of this Agreement, or whenever requested by the parties, each party shall immediately deliver to the other party all property in its possession, or under its care and control, belonging to the other party to them, including but not limited to, proprietary information, customer lists, trade secrets, intellectual property, computers, equipment, tools, documents, plans, recordings, software, and all related records or accounting ledgers.

EXPENSE ACCOUNTS

11. Consultant and the Company agree to maintain separate accounts in regards to all expenses related to performing the Scope of Services. Company will reimburse Consultant for all reasonable business, promotional, travel and entertainment expenses incurred pursuant to this Agreement, subject to Company's approval. Reimbursement is contingent upon Consultant furnishing to Company in a timely fashion the appropriate documentation required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Company may reasonably request.

WORKS FOR HIRE

12. Consultant agrees that the Scope of Work, all tasks, duties, results, inventions and intellectual property developed or performed pursuant to this Agreement are considered "works for hire" and that the results of said work is by virtue of this Agreement assigned to the Company and shall be the sole property of Company for all purposes, including, but not limited to, copyright, trademark, service mark, patent, and trade secret laws.

LEGAL COMPLIANCE

13. Consultant represents that it has complied with all Federal, State, and local laws regarding business permits, sales permits, licenses, reporting requirements, tax withholding requirements, and other legal requirements of any kind that may be required to carry out said business and the Scope of Services which is to be performed as a Consultant pursuant to this Agreement. Consultant is or remains open to conducting similar tasks or activities for entities other than the Company and holds itself out to the public to be a separate business entity. Consultant is encouraged to treat all company employees, customers, clients, business partners and other affiliates with respect and responsibility. Consultant is required to comply with all laws, ethical codes and company policies, procedures, rules or regulations, including those forbidding sexual harassment, discrimination, and unfair business practices.

LICENSING, WORKERS' COMPENSATION AND GENERAL LIABILITY INSURANCE

14. Consultant agrees to immediately supply the Company with proof of any licensing status required to perform the Scope of Services pursuant to this Agreement, Workers' Compensation Coverage where required by law and General Liability Insurance, upon request of the Company.

PERSONS HIRED BY CONSULTANT

15. All persons hired by Consultant to assist in performing the tasks and duties necessary to complete the Scope of Services shall be the employees of Consultant unless specifically indicated otherwise in an agreement signed by all parties. Consultant shall immediately provide proof of Workers' Compensation insurance and General Liability insurance covering said employees, upon request of the Company.

NOTICES

16. Any notice to be given hereunder by any party to the other may be affected either by personal delivery in writing, or by mail, registered or certified, postage pre-paid with return receipt requested. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of five (5) days after mailing. Consultant agrees to keep Company current as to its business and mailing addresses, as well as office telephone, facsimile, e-mail and cellular telephone numbers.

ATTORNEY'S FEES AND COSTS

17. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements incurred either before or after judgment in addition to any other relief to which such party may be entitled.

MEDIATION AND ARBITRATION

18. Any controversy between the parties to this Agreement involving the construction or application of any of the terms, provisions, or conditions of this Agreement. shall on written request of either party served on the other, be submitted first to mediation and then if still unresolved to binding arbitration. Said mediation or binding arbitration shall comply with and be governed by the provisions of the American Arbitration Association for Commercial Disputes unless the Parties stipulate otherwise. The attorneys' fees and costs of arbitration shall be borne by the losing party, as set forth in paragraph 17 above, unless the Parties stipulate otherwise, or in such proportions, as the arbitrator shall decide.

INDEMNIFICATION

19. Consultant shall defend. indemnify, hold harmless, and insure Company from any and all damages, expenses or liability' resulting from or arising out of, any negligence or misconduct on Consultant's part, or from any breach or default of this Agreement which is caused or occasioned by the acts of Consultant. Consultant shall insure that its employees and affiliates take all actions necessary to comply with the terms and conditions set forth in this Agreement. Consultant shall name Company as an additional insured on all related insurance policies includingworkers compensation, and general liability.

CONTAINMENT OF ENTIRE AGREEMENT

20. This Agreement is an independent document and supersedes any and all other agreements, either oral or in writing, between the parties hereto, except for any separately signed Confidentiality, Trade Secret, Non-Compete or Non-Disclosure Agreements to the extent that these terms are not in conflict with those set forth herein.

REPRESENTATION

21. his Agreement acknowledges that no representations. inducements, promises or agreements. orally or otherwise, have been made by any party hereto, or anyone acting on behalf of any party hereto, which are not embodied herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. Any modification of this Agreement shall be effective only if it is in writing, signed and dated by all parties hereto.

PARTIAL INVALIDITY

22.  If any provision of this Agreement is held by a Court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

GOVERNING LAW AND JURISDICTION

23. This Agreement shall be governed by, and construed under, the laws of the State of Florida and jurisdiction and venue for all purposes shall be in the County of Miami-Dade.

COMPANY:	CONSULTANT:

PHYSICIANS HEALTH MANAGEMENT GROUP, INC	NEXTPATH PARTNERS, LLC
/s/ Robert L. Trinka	/s/ Dory S. Trinka
By: Robert L. Trinka	By: Dory S. Trinka
Title: Chairman & CEO	Title: President
Date: May 19, 2010	Date: May 19, 2010

CONSULTING AND PROFESSIONAL SERVICES AGREEMENT

AMENDMENT

NextPath Partners, LLC ('`NextPath") is 100% owned by Dory S. Trinka, the wife of Robert L. Trinka, Chairman and CEO of Physicians Healthcare Management Group, Inc. ("Phyhealth"), and as such, this CONSULTING AND PROFESSIONAL SERVICES AGREEMENT ("Agreement") may be considered a Related Party Transaction within the meaning of that term as defined or redefined by the Phyhealth Board of Directors. The following is the rationale for the Company to enter into this Agreement:

Ms. Trinka possesses 30 years of experience in the various marketing disciplines that are necessary for Phyhealth to build its brand and launch its products, particularly its medical malpractice insurance business. Ms. Trinka's qualifications include a BA degree from Auburn University in Speech Communications and Marketing, and an MBA degree from the University of Miami. A copy of Ms. Trinka's Resume is attached to the Agreement for reference.

From Phyhealth's inception to May 2010, Ms. Trinka has from time-to-time contributed her professional knowledge and skill to Phyhealth by performing work on a nonpaid basis. This has included research projects, writing documents and business plans, and producing corporate branding and marketing materials from the logos for all the Phyhealth companies to the design and production of Phyhealth's corporate PowerPoint presentations and corporate presentation videos. Recently, she redesigned and relaunched the Physhield Insurance Exchange website and coordinated all aspects of its implementation and continuing maintenance. Through these efforts, Ms. Trinka has become very familiar with and has direct experience in Phyhealth's businesses, more so than other available consultants or full-time employed marketing executives.

Ms. Trinka has agreed to work a dedicated schedule for the term of this Agreement in order to provide the marketing direction and sales support to Physhield's Managing General Agent, Palumbo & Associates, necessary to launch Physhield's medical malpractice programs in Maryland, the District of Columbia, Florida and other states. Ms. Trinka's usual fee is $100 per hour or $750 per day. Her $7500 monthly compensation is the maximum compensation she will receive in any month regardless of the number of hours worked to produce the work products and results required. It is anticipated that Ms. Trinka will work at least 30 hours per week on a daily schedule, and if in any given month she works less than 75 hours or 10 days, the Company will pay her at her usual rate for the hours actually worked.

Ms. Trinka will provide the Company a monthly statement showing the hours worked and the project areas for which the work was performed.

Physicians Healthcare Management Group, Inc.NextPath Partners, LLC

Robert L. Trinka, Chairman & CEO Dory S. Tri a, President

DORY TRINKA 1570 S. Treasure Dr. Miami, FL 33141	(C) (305) 987-2811 (H) (305) 865-7675 dtrinka@nextpathpartners.com

Executive Summary

Thirty years of progressively increasing responsibility and experience in the creative development and production of print and digital publications, web site development and direct marketing Journalism and public relations experience. Strong research, planning, leadership, oral and written communications skills. MBA/International Business.

Professional Experience

January 2010 — Present President of Nextpath Partners

Founder and president of marketing communications company specializing in direct response marketing training, consulting and project management for businesses and non-profits seeking to deploy prospect and donor data, direct marketing media, e-mail marketing, social media and Web 2 0 technology to communicate more strategically and drive results.

January 2006 - October 2008

Vice President and Director/Targeted Publications, Miami Herald Media Co.

P&L responsibility for McClatchy Newspapers largest magazine and custom publishing operation, which produced dozens of award-winning publications, websites and video services for clients in healthcare. non-profit and travel sectors. Oversaw writing, editing and photography, layout and graphic design, production of print and digital publications in various languages with multiple versions, website development, domestic and international distribution, staff of 64 employees.

•	Grew custom publishing business revenue by 44% in three years and profit by 57% in two years, the latter through better expense control.

•	Chaired McClatchy's Targeted Publication task force, charged with developing its magazine and niche website business strategy across 32 newspapers

•	Saved several key clients hundreds of thousands of dollars through recommendations for off-shore printing, more efficient production methods and subsidizing production expense with advertising revenue

April 2000 — December 2005

Database and Target Marketing Director Miami Herald Media Co.

Responsible for building the company's database marketing and direct mail operation, which planned and executed customer/donor acquisition and retention campaigns for Miami Herald advertisers and the newspaper's Circulation division and managed the Advertising division's customer relationship management (CRM) system. Also responsible for the commercial printing operation serving Miami Herald advertisers.

·	Turned a money-losing direct marketing department into the company's fastest-growing business unit. growing by 20% or more annually for seven consecutive years Tripled its to $40 million.

·
Launched and operated a full-service advertising agency to provide Herald advertisers that require strategic planning, heavy creative and campaign management with one-stop shopping for print, direct mail.tv and radio production, media buying, Internet, targeted email, point-of purchase and outdoor advertising services.

November 1992 — April 2000

Direct Marketing Sales, Marketing and Operations Manager

Managed the Miami Herald's database marketing department and 110 employees who sold database and direct marketing services, produced direct mail and commercial printing and distributed print publications and products,

•	Turned around an operation that lost ($500K) annually in 1996 to one that delivered $8 million in profit in the year 2000.

·
Launched database and direct mail services in 1998. Responsible for the company's first marketing database system build, workflow planning, hiring of technical, production and sales talent, rating, promotions, employee training.

•	Led the project to build a business-to-business prospecting database for use in prospecting.

•	Served on Knight Ridder steering committee that developed the strategy for the rollout of database and direct mail services for large KRI properties

August 1991 — November, 1992

Miami Herald, Executive Assistant to Publisher and Sr. VP Sales & Marketing

Community, media and public relations role, worked with external advertising agency to develop the company's branding campaign, new ventures/mergers and acquisition analysis, product development, project management

January 1985-February, 1991 Journalist, Miami Herald

Covered education, South Florida business community, Latin American and Caribbean economies. Lived in Guatemala one summer for a Spanish immersion program to supplement Spanish courses.

EDUCATION

Masters Business Administration/International Business, University of Miami, 1990
Bachelor of Arts, Major Speech Communications, Minor Marketing Auburn University, Auburn, AL Extensive Knight Ridder leadership training

MEMBERSHIPS

United Way Women's Executive Leadership Council 2005-present (co-chaired largest annual fund-raiser, Women's Leadership Breakfast in October 2007, raised $2 million in donations) Board of Directors Wave Magazine January 2006-October 2008

Past president Newspaper Target Marketing Coalition, a national newspaper industry group Past member of Newspaper Association of America Direct Marketing Task Force

Past Board of Trustees Miami Country Day School 2002

Awards/Recognition

Selected as one of 25 high potential advertising division directors and vice presidents from across Knight Ridder's 32 newspapers to participate in its prestigious Advertising Management Program, aimed at grooming senior level advertising executives, class of 2005-2007

Selected as one of 12 mentees corporate-wide for Knight Ridder's high-level mentoring program, Project Bench Strength, 2004-2005.

Selected as the winner of Knight Ridder Excellence Award for Marketing 2003 from 17.000 KR employees.

Named a Herald Hero 2002

Up and Corner's Award/Media 1989

Best and Brightest Writers Award. National Education Association, 1985